Exhibit 23.4

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named in the Registration Statement on Form S-11 filed by Claros Mortgage Trust, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission on October 26, 2021 and in all subsequent pre-effective and post-effective amendments or supplements thereto, and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”), as an individual to become a director of the Company and to the inclusion of the undersigned’s biographical information in the Registration Statement.

/s/ Derrick Cephas
Name: Derrick Cephas

Dated: October 26, 2021